August 24, 2005

Reporters May Contact:

Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bank Expands Retail Banking to Kansas City Area
Bank to open new branch in Lee's Summit, Mo.

Springfield, Mo. -- Great Southern Bank, a wholly-owned subsidiary of Great Southern Bancorp (NASDAQ:GSBC), announced today that it will begin offering retail banking services in the Kansas City metropolitan area. The Bank plans to open a new full-service branch in Lee's Summit, Mo., during the first quarter of 2006. This branch will be the 35th branch in Great Southern's retail banking franchise.

Great Southern purchased a lot and building at 300 S.W. Ward Street, the corner of Third Street and Ward Road, in Lee's Summit. The 6,000 sq. ft. building will be renovated over the next several months and will feature a lobby, offices, safe deposit boxes, teller area and drive-thru lanes.

"We look forward to the opportunity of serving the retail banking needs of customers in the Lee's Summit area," said Great Southern President and CEO Joseph W. Turner. "We have had a presence in the Kansas City metropolitan region for several years with our loan production office and are quite familiar with this growing community. We believe that our broad range of products and services and our high standard of service and convenience will be readily accepted by this market."

With total assets of $2.0 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 34 retail banking branches and more than 150 ATMs throughout southwest and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ stock exchange.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.